Exhibit 10.1
GIBRALTAR INDUSTRIES, INC.
2005 EQUITY INCENTIVE PLAN

Award of Restricted Units

     THIS AWARD made to Henning N. Kornbrekke (the “Recipient”) as of this 5th day of January, 2009.
Recitals:
     Effective as of April 1, 2005, Gibraltar Industries, Inc. (the “Company”) adopted an equity based incentive compensation plan known as the Gibraltar Industries, Inc. 2005 Equity Incentive Plan (the “Plan”).
     The Compensation Committee has recommended to the Board of Directors that the Company grant an award of Restricted Units to the Recipient under the terms of the Plan.
     In connection with the recommendation of the Compensation Committee described above, the Board of Directors has approved the granting of an Award of One Hundred Thousand (100,000) Restricted Units to the Recipient.
     The Plan provides that the terms and conditions of each Award are to be specified in a written instrument.
     The Compensation Committee has recommended and the Board of Directors has approved, the issuance of an Award of Restricted Units to the Recipient on the terms and conditions contained in this instrument.
Grant of Award:
     NOW, THEREFORE, the Company hereby grants to the Recipient, One Hundred Thousand (100,000) Restricted Units on the following terms and conditions:
     1. Award of Restricted Units. Subject to the terms and conditions of this Award instrument (“Instrument”), the Recipient is hereby granted an Award of One Hundred Thousand (100,000) Restricted Units. Any reference in this Instrument to Restricted Units shall be deemed to refer only to the Restricted Units granted pursuant to the Award reflected in this Instrument together with any additional Restricted Units credited to the Recipient with respect to the Restricted Units referred to above pursuant to the anti-dilution provisions of the Plan.
     2. Restriction on Transfer. Except as set forth in Sections 3 and 4 below, the Restricted Units shall be subject to the Restrictions on transfer set forth in Section 5.02 of the Plan.

     3. Lapse of Restrictions; Expiration of Restricted Period. The Restrictions shall lapse with respect to the Restricted Units awarded by this Instrument and the Restricted Period shall expire with respect to the total number of Restricted Units as follows: provided that the Recipient is employed by the Company: (i) the Restrictions shall lapse and expire with respect to Thirty Three Thousand Three Hundred Thirty Three (33,333) Restricted Units on January 4, 2010; (ii) the Restrictions shall lapse and expire with respect to Thirty Three Thousand Three Hundred Thirty Four (33,333) Restricted Units on January 4, 2011; and (iii) the Restrictions shall lapse and expire with respect to Thirty Three Thousand Three Hundred Thirty Three (33,334) Restricted Units on January 4, 2012.
     4. Lapse of Restrictions Upon Certain Terminations of Employment. Notwithstanding any provisions of Section 5.06 of the Plan to the contrary, if the Recipient’s employment with the Company is terminated due to his death or as a result of the Recipient being considered disabled within the meaning of Section 409A(2)C) of the Code, the Restrictions on any Restricted Units which have not lapsed as of the date the Recipient’s employment is terminated for either such reasons shall lapse on the date the Recipient’s employment is terminated for either such reasons. In addition (and notwithstanding any provisions of Section 5.06 of the Plan to the contrary), if the Recipient’s employment is terminated by the Company for any reason other than “for cause” as defined in Section 5 below, the Restrictions on any Restricted Units which have not lapsed as of the date the Recipient’s employment is terminated for any such reasons shall lapse on the earlier of: (a) the end of the six (6) month period which begins on the first day following the date the Recipient’s employment is terminated; and (b) the date of the Recipient’s death.
     5. Forfeiture of Restricted Units Upon Certain Terminations of Employment. If the Recipient’s employment with the Company is terminated either at the election of the Recipient or by the Company “for cause” as defined in the following sentence, any Restricted Units credited to the bookkeeping account established for the Recipient in connection with this Award with respect to which the Restrictions have not lapsed shall be forfeited as of the date the Recipient’s employment is terminated for either of such reasons. For purposes of this Award, the Recipient’s employment with the Company shall be deemed to have been terminated “for cause” if the Compensation Committee determines (and provides the Recipient a written statement of its determination) that the Recipient has engaged in egregious acts or omissions which have resulted in material injury to the Company and its business.
     6. Lapse of Restrictions Upon a Change in Control. As provided for by Article 9 of the Plan, upon the occurrence of a Change in Control, the Restrictions applicable to any Restricted Units which have not lapsed prior to the date the Change in Control has occurred shall lapse on the date the Change in Control occurs.
     7. Form of Payment. Except as otherwise provided by Article 9 of the Plan, upon the lapse of the Restrictions on the Restricted Units contained in this Award, the Company shall issue to the Recipient a stock certificate representing the number of Shares of Common Stock represented by the Restricted Units (and any related Dividend Equivalent Units) with respect to which the Restrictions have lapsed, together with cash equal to the Fair Market Value, determined as of the date the Restrictions have lapsed, of any fractional Restricted Units as to which the Restrictions have lapsed.
     8. Applicability of the Plan. Except as otherwise provided by this Instrument, the terms of the Plan shall apply to the Award described in this Instrument and the rights of the Recipient with respect to such Award. This Instrument, together with the Plan, contains all the terms and conditions of the Award described herein and the rights of the Recipient with respect to such Award.
     9. Notices. Any notices or other communications given in connection with this Agreement shall be mailed, and shall be sent by registered or certified mail, return receipt requested, to the indicated address as follows:
If to the Company:
Gibraltar Industries, Inc.
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219
Attn: Corporate Secretary
If to the Recipient:
Henning N. Kornbrekke
Corporate Headquarters
or to such changed address as to which either party has given notice to the other party in accordance with this Section 9. All notices shall be deemed given when so mailed, except that a notice of a change of address shall be deemed given when received.
     10. Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meaning provided to such terms by the Plan.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the day and year first set forth above.

GIBRALTAR INDUSTRIES, INC.
/s/ Paul M. Murray
Name:	Paul M. Murray
Title:	Senior Vice President of Human Resources and Organizational Development